Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to Registration Statement on Form S-3 of Intrusion Inc. and subsidiaries (the “Company”) of our report dated April 1, 2024 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements), related to our audit of the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Whitley Penn LLP

Dallas, Texas

December 17, 2024